NOTICE TO SHAREHOLDERS
International Value Fund

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

o ELECT TRUSTEES FOR THE FUND. The individuals listed in the table below were elected as trustees for the fund. All trustees served as trustees to the fund prior to the shareholder meeting.

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            TRUSTEE                   FOR        WITHHELD     PERCENTAGE FOR
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John J. Brennan                  689,846,264    10,281,288         98.5
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Charles D. Ellis                 689,980,851    10,146,701         98.6
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Rajiv L. Gupta                   688,637,188    11,490,364         98.4
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JoAnn Heffernan Heisen           689,551,683    10,575,869         98.5
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Burton G. Malkiel                689,035,143    11,092,408         98.4
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Alfred M. Rankin, Jr.            690,483,015    9,644,537          98.6
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J. Lawrence Wilson               689,274,117    10,853,435         98.5
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o    CHANGE THE FUND'S  POLICY ON INVESTING IN OTHER MUTUAL  FUNDS.  This change enables the fund to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the fund to achieve greater diversification and to earn modestly higher returns on its cash reserves. The fund will need Securities and Exchange Commission approval before implementing this new cash management program.

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      FOR           AGAINST         ABSTAIN         BROKER       PERCENTAGE
                                                   NON-VOTES         FOR
---------------- --------------- -------------- --------------- --------------
---------------- --------------- -------------- --------------- --------------
   612,367,567      25,897,135      16,514,725     45,348,125      87.5%
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